EXHIBIT 8.1


                                CLAPP & EISENBERG, P.C.
                                   ONE NEWARK CENTER
                                NEWARK, NEW JERSEY 07102


                                     April 20, 1994


HUBCO, Inc.
3100 Bergenline Avenue
Union City, New Jersey  07087
Attn:  Kenneth T. Neilson, President

               Re: Mergers of Washington Bancorp, Inc.
               into HUBCO, Inc. and Washington
               Savings Bank into Hudson United Bank
Gentlemen:

          We have represented HUBCO, Inc. ("Hubco"), a New Jersey corporation which is a registered bank holding company, and Hudson United Bank (the "Bank"), a New Jersey chartered commercial banking corporation which is a wholly owned subsidiary of Hubco, in connection with the proposed merger of Washington Bancorp, Inc. ("Washington"), a Delaware corporation which is a registered bank holding company, into Hubco (the "Hubco Merger") and the proposed merger of Washington Savings Bank (the "Savings Bank"), a New Jersey chartered stock savings bank which is a wholly owned subsidiary of Washington, into the Bank (the "Bank Merger"). The foregoing merger transactions (the "Mergers") shall be effected pursuant to the provisions of an Agreement and Plan of Merger dated as of November 8, 1993 by and among Hubco, the Bank, Washington and the Savings Bank (the "Merger Agreement").

          In connection with such representation, we have reviewed the Registration Statement (Form S-4) filed with the Securities Exchange Commission on April , 1994 pertaining to the Mergers (the "Registration Statement"), and, in our opinion, the information included in the section of the Registration Statement captioned "Federal Income Tax Consequences" accurately describes the material federal income tax consequences of such transactions. In addition, annexed hereto is a form of opinion of this firm regarding federal income tax matters applicable to the Mergers (the "Closing Tax Opinion"), the delivery of which is a condition precedent to the consummation of the Mergers pursuant to the Merger Agreement. We expect to deliver an opinion in this form at the closing of the Mergers. The delivery of the Closing Tax Opinion is conditioned on the value of the Series A Preferred stock of Hubco to be issued in connection with the Mergers on the effective date of such transactions. Based on the current value of such stock were it to be issued on the date hereof, this firm could deliver the Closing Tax Opinion on the date hereof.
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          We hereby consent to our being designated as an expert in the
Registration Statement with respect to the federal income tax consequences of the Mergers and to the inclusion of this letter as an exhibit to the Registration Statement.

                                   Very truly yours,

                                   /s/ Clapp & Eisenberg

                                   CLAPP & EISENBERG
                                   A Professional Corporation


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                             [CLAPP & EISENBERG LETTERHEAD]

                               [Effective Date of Merger]


HUBCO, Inc.
3100 Bergenline Avenue
Union City, New Jersey  07087
Attn:  Kenneth T. Neilson, President

Washington Bancorp, Inc.
101 Washington Street
Hoboken, New Jersey  07030
Attn:  Paul Rotondi, Chairman


          Re:  Mergers of Washington Bancorp, Inc.
               into HUBCO, Inc. and Washington
               Savings Bank into Hudson United Bank
Gentlemen:

          We have represented HUBCO, Inc. ("Hubco"), a New Jersey corporation which is a registered bank holding company, and Hudson United Bank (the "Bank"), a New Jersey chartered commercial banking corporation which is a wholly owned subsidiary of Hubco, in connection with the proposed merger of Washington Bancorp, Inc. ("Washington"), a Delaware corporation which is a registered bank holding company, into Hubco (the "Hubco Merger") and the proposed merger of Washington Savings Bank (the "Savings Bank"), a New Jersey chartered stock savings bank which is a wholly owned subsidiary of Washington, into the Bank (the "Bank Merger"). The foregoing merger transactions shall be effected pursuant to the provisions of an Agreement and Plan of Merger dated as of November 8, 1993 by and among Hubco, the Bank, Washington and the Savings Bank (the "Merger Agreement"). The within opinion is delivered pursuant to Section 6.1(d) of the Merger Agreement. Capitalized terms used herein not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement.

          Pursuant to the Merger Agreement, at the Effective Time the Hubco Merger shall be effected by the merger of Washington into Hubco pursuant to New Jersey law, with Hubco surviving, and immediately after the Effective Time, the Bank Merger shall be effected by the merger of the Savings Bank into the Bank pursuant to New Jersey law, with the Bank surviving.

     Pursuant to the Merger Agreement, at the Effective Time, each share of common stock of Washington shall be converted, at the election of the holder of such share, into the right to receive either $16.10 in cash or .6708 shares of Hubco Series A Preferred Stock, having a stated value of $24.00 per share (the "Series A
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Preferred"), provided, however, pursuant to the Merger Agreement such elections will be adjusted as necessary to assure that the aggregate number of shares of Washington common stock which shall be converted into cash (including all such shares converted into cash upon the exercise of statutory dissenter's rights and shares converted into cash in lieu of fractional shares of Series A Preferred) shall equal 49% of the number of shares of Washington common stock outstanding immediately prior to the Effective Time, and the aggregate number of shares of Washington common stock which shall be converted into Series A Preferred shall equal 51% of the number of such shares outstanding immediately prior to the Effective Time. Notwithstanding the foregoing, no fractional shares of Series A Preferred stock shall be issued, and in lieu thereof, any holder of Washington common stock who otherwise would be entitled to receive a fractional share will receive cash equal to the value of such fractional share, based on a value of $24.00 per whole share.

     At the Effective Time, unexercised stock options pertaining to Washington common stock shall be converted, at the election of the holders of such options, either into an option to purchase .6708 shares of Series A Preferred per option to purchase one share of Washington common stock, or into the right to receive cash in the amount, per share covered by the options, equal to the excess (if any) of $16.10 over the option exercise price, or, alternatively, shares of Series A Preferred having an aggregate value equal to the amount of such cash, based on a value of $24.00 per share for the Series A Preferred. However, not more than 51% of the outstanding Washington common stock options may be converted into Series A Preferred stock.

     Each share of Series A Preferred shall have a stated value of, and shall be redeemable for, $24.00. Each share of Series A Preferred is convertible into one share of Hubco common stock. Holders of Series A Preferred stock shall be entitled to receive cumulative cash dividends at rates to be set annually on the basis of the average market price of Hubco's common stock during the twenty consecutive business day period which ends two days prior to the date the annual dividend rate is set. The annual dividend will range from $1.00 per share, if the Hubco common stock was a market price of $24.00 per share or higher, to a dividend of $1.68 per share, if the Hubco common stock has a market value of $19.00 per share or lower. If the Hubco common stock is trading between $19.00 and $24.00 per share, the annual dividend rate for the Series A Preferred will be set in accordance with a rate schedule at between $1.56 and $1.10 per share. Pursuant to an opinion of the consulting firm of MG Advisors, Inc., on which we have been authorized to rely in issuing this opinion, on the Effective Date the Series A Preferred shall have a fair market value of $ _________ per share.
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     Prior to the Effective Date, and with a view toward the consummation of the Hubco Merger, Hubco purchased 92,500 shares of Washington common stock in the open market for an aggregate price of $1,338,000.

     Immediately after the Effective Time, the Bank Merger will be effected without the issuance of any additional stock of the Bank.

     In addition to the foregoing facts, on the date hereof, you have delivered certificates in which you have made the following additional representations in regard to the Hubco Merger and the Bank Merger and have authorized us to rely on such representations in expressing the within opinions:

          1. The fair market value of the Series A Preferred stock and other consideration received by each Washington shareholder in connection with the Hubco Merger will be approximately equal to the fair market value of the Washington stock surrendered in the transaction.

          2. To the best knowledge of the management of Washington, there is no plan or intention on the part of the shareholders of Washington on the date hereof to sell, exchange or otherwise dispose of a number of shares of Series A Preferred stock received in the Hubco Merger that would reduce such Washington shareholders' ownership of Series A Preferred stock to a number of shares having a value, as of the date of the Merger, of less than 45 percent of the value of all of the formerly outstanding Washington common stock as of the same date. For purposes of this representation, shares of Washington common stock converted into cash or other property in the Hubco Merger, surrendered by dissenters or exchanged for cash in lieu of fractional shares of Series A Preferred stock will be treated as outstanding Washington common stock on the date of the Hubco Merger. In valuing the formerly outstanding Washington common stock as of the date of the Hubco Merger, there shall be taken into account the amount of any distribution made to its shareholders in cash or property made by reason of or in connection with the Hubco Merger. In addition, and not in limitation of the foregoing, Washington has considered, in making this representation, any shares of Washington common stock that have been sold, redeemed or otherwise disposed of by shareholders who own 5 percent or more of Washington common stock, or by shareholders who are officers or directors of Washington, after the announcement of the Hubco Merger and prior to the Effective Time to the extent the management of Washington has knowledge on the date hereof of any such sales, redemptions or dispositions.

          3. Following the Hubco Merger, Hubco will not issue additional shares of its stock that would result in the present shareholders of Hubco losing control of Hubco within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended

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(the "Code").  (Hereafter, "Section" references shall be references to
Sections of the Code.).

          4. None of the compensation received by any shareholder-employees of Washington will be separate consideration for, or allocable to, any of their shares of Washington common stock.

          5. Hubco has no plan or intention to reacquire any of its stock issued in the Hubco Merger.

          6. Hubco has no plan or intention to liquidate, to sell or otherwise dispose of any of the assets of Washington acquired in the Hubco Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C).

          7. The payment of cash in lieu of fractional shares of Series A Preferred stock is solely for the purpose of avoiding the expense and inconvenience to Hubco of issuing fractional shares and does not represent separately bargained for consideration.

          8. The liabilities of Washington assumed by Hubco (if any) and the liabilities to which the transferred assets of Washington are subject (if any) were incurred by Washington in the ordinary course of its business.

          9. Following the Hubco Merger, Hubco will continue the historic business of Washington or use a significant portion of Washington's historic business assets in a business.

          10. There is no intercorporate indebtedness existing between Washington and Hubco that was issued, acquired, or will be settled at a discount.

          11. No parties to the Hubco Merger are investment companies as defined in Sections 368(a)(2)(F)(iii) and (iv).

          12. Washington is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A).

          13. The fair market value of the aggregate assets of Washington transferred to Hubco in the Hubco Merger will equal or exceed the sum of the liabilities assumed by Hubco plus the amount of liabilities, if any, to which the transferred assets are subject.

          As counsel to Hubco and the Bank, we have examined the Merger Agreement and copies of ancillary agreements, certificates, instruments and documents pertaining to the Hubco Merger and the Bank Merger delivered by the parties thereto. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us. As to any facts material to our
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opinions expressed herein, we have relied on representations of the parties to the Hubco Merger and the bank Merger without undertaking to verify the same by independent investigation. The within opinions are based on our analysis of the Code, Treasury Regulations promulgated thereunder, and relevant interpretive authorities as in effect on the date hereof.

          Based on the foregoing, we are of the opinion that:

          1. The Hubco Merger qualifies as a "reorganization" within the meaning of Section 368(a)(1)(A). Hubco and Washington each are a "party to a reorganization" within the meaning of Section 368(b)(2).

          2. No gain or loss will be recognized by Hubco or Washington in connection with the Hubco Merger. Sections 361(a) and 1032.

          3. No gain or loss will be recognized by the shareholders of Washington whose common stock of Washington is converted solely into Series A Preferred in connection with the Hubco Merger. Section 354(a).

          4. In the case of shareholders of Washington whose common stock of Washington is converted solely into cash in connection with the Hubco Merger, gain or loss shall be recognized, measured by the difference, if any, between the shareholder's adjusted basis in his Washington common stock and the amount
of cash into which such stock is converted.   In the case of shareholders of
Washington whose common stock of Washington is converted partly into cash and partly into Series A Preferred in connection with the Hubco Merger, gain (but not loss), if any, shall be recognized, but in an amount not in excess of the amount of the cash received. In the case of Washington shareholders who recognize gain upon the conversion of their Washington common stock into cash and in whose hands such common stock was a capital asset on the Effective Date, such gain shall be treated as capital gain (long-term or short-term, depending on the shareholders' respective holding periods for their Washington common stock), except in the case of any stockholder as to which the conversion has the effect of a the distribution of a dividend within the meaning of Section 356(a)(2) by reason of the applicability of the stock attribution rules of Section 318(a). The applicability of such attribution rules is dependent upon each shareholder's particular factual circumstances.

          5. Washington shareholders receiving cash in lieu of fractional shares of Series A Preferred stock will be treated as if such fractional shares had been received from Hubco and then subsequently redeemed by Hubco.
The cash received by the Washington shareholder in lieu of fractional shares will be treated as having been received as full payment in exchange for the

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fractional shares deemed to have been redeemed as provided in Section 302(a).
Rev. Rul. 66-365, 1966-2 C.B. 116, Rev. Proc. 77-41, 1977-2 C.B. 574.
Accordingly, such shareholders will recognize gain or loss on the receipt of such cash measured by the difference between the amount of such cash and the respective adjusted basis of such shareholders in their fractional shares of Series A Preferred stock considered to have been redeemed.

          6. The basis of any Series A Preferred stock received by a shareholder of Washington in connection with the Hubco Merger equal shall the adjusted basis of the shareholder's Washington common stock converted in the transaction, reduced by the amount of cash received, if any, on the conversion, and increased by the amount of gain recognized, if any, on the conversion (whether characterized as dividend as capital gain income).
Section 358(a).

          7. The holding period of the Series A Preferred stock received by the shareholders of Washington in connection with the Hubco Merger will include the period during which their Washington common stock converted in the transaction was held, provided such stock was held as a capital asset on the date of the Hubco Merger. Section 1223(1).

          8. The Bank Merger qualifies as a "reorganization" within the meaning of Section 368(a)(1)(A). The Bank and the Savings Bank each are a "party to a reorganization" within the meaning of Section 368(b)(2).

          9. No gain or loss will be recognized by the Bank or the Savings Bank in connection with the Bank Merger. Section 361(a).

                                   Very truly yours,



                                   CLAPP & EISENBERG
                                   A Professional Corporation